EX-99.d.13.iii

AMENDMENT #3 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #3 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated July 2, 2015 by and between Mercer Investments LLC, successor to Mercer Investment Management, Inc., a Delaware Corporation (the “Advisor”) and LSV Asset Management, a Delaware general partnership (the “Sub-Advisor” or “LSV”), is made effective as of the 7th day of October, 2020.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated July 1, 2014, as amended from time to time (the “Agreement”), with the Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of the Mercer Non-US Core Equity Fund and the Mercer US Small/Mid Cap Equity Fund, each a series of the Trust under the Agreement; and

WHEREAS, the Sub-Advisor and the Advisor intend to amend the Agreement to reflect a change in Exhibit A – Fee Schedule of the Sub-Advisory Agreement, effective as of the date hereof; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A of the Agreement, the Fee Schedule, is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

2.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Investments LLC			LSV Asset Management

By:	/s/ Stan Mavromates		By:	/s/ Kevin Phelan
	Name:	Stan Mavromates		Name:	Kevin Phelan
	Title:	Chief Investment Officer		Title:	COO